                                                                  Exhibit 10.44


                            ASSET PURCHASE AGREEMENT

         AGREEMENT dated the 13th day of January, 2000 by and between U.S. Plastic Lumber Ltd., a Delaware corporation, any of its affiliates, subsidiaries, or other entities established for the purposes of this transaction (hereinafter referred to as "Buyer"), and Baron Enterprises, Inc., a Colorado corporation (the "Seller"), and Baron Holdings, Inc. and Joseph Schuchert (hereinafter jointly and severally referred to as "Shareholders").

                                   BACKGROUND

         The Seller is in the business of manufacturing alternative plastic shipping platforms. Shareholders constitute 96.53% of the shareholders of the Seller. The Shareholders who have not been made a party to this Agreement are April Morris and Bain & Company, Inc.

         Buyer desires to acquire substantially all of the assets owned by the Seller, and to assume none of the liabilities in connection therewith, and the Seller desires to sell such assets to Buyer, all upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


         1. TERMS OF PURCHASE AND SALE OF ASSETS.

                  1.1. PURCHASE OF ASSETS. On the Closing Date (as hereinafter defined), the Seller will sell, transfer, convey, assign and deliver to Buyer and Buyer will purchase and acquire from the Seller all right, title and interest in and to the Seller's assets, whether tangible or intangible, as set forth on Schedule "1.1" (collectively, the "Assets").

                  1.2. ASSUMPTION, PAYMENT, AND RELEASE OF LIABILITIES. On the Closing Date, Buyer does not assume, does not purchase the Assets subject to, and shall in no event be liable for any liabilities or obligations or responsibilities of the Seller, all of which shall remain the obligations of the Seller (collectively, the "Retained Obligations"), except for trade accounts payable and accrued expenses in the normal course of business as listed on
Schedule 1.2. In addition, all contracts, loans and other relationships of any kind between Seller and FCR, Inc., and all contracts with Coors Brewing Co., shall be considered a Retained Obligation. The Seller shall pay and/or perform all of the Retained Obligations. With respect to any issues between Seller and FCR, Inc., as stated throughout this Agreement, the resolution of such issues on terms acceptable to Seller, so long as said terms in no way adversely affects the title to all Assets being transferred hereunder to Buyer, shall be a condition precedent to the consummation of this transaction. After the Closing, Buyer shall be entitled to the benefit of any insurance policies maintained by the Seller which cover assets purchased by Buyer.

                  1.3. PURCHASE PRICE. In consideration of the sale, transfer, conveyance, assignment and delivery of the Assets to Buyer and in reliance upon the representations and warranties made herein by the Seller and Shareholders, Buyer will, in full payment thereof, subject to the adjustments, if any, pay to the Seller $12,600,000.00 (collectively, the "Purchase Price"), payable as follows:

                           (i) 300,000 shares of non-registered Common stock,
par value $.0001, fully paid and non-assesssable of U.S. Plastic Lumber Corp., the parent of Buyer ("Common Stock") equal to a value of $3,000,000 on the Closing Date at a price equal to $10 per share.

                           (ii) Assumption and satisfaction of Debt consisting
of capital leases and equipment loans as shown on the November 30, 1999 Balance Sheet not to exceed $4,600,000.

                           (iii) Earn Out consideration due and payable post
Closing as follows: For the twelve month period commencing with the Closing Date, the Seller shall be entitled to earn additional Purchase Consideration equal to a maximum of $5,000,000. The amount of earn-out consideration to be earned will be based upon the sales contribution, defined as Net Sales less Raw Material costs using generally accepted accounting principles, being comprised of only the following business categories:

         o PP Tier Business to the extent it exceeds a sales contribution of $270,000 in fiscal year 2000;
         o    New Customer "X", being big PE customer;
         o Internal Slip Sheet Growth from existing customer base only. To the extent there are common customers between Acquirer and Seller, any increase in the business of said common customers will be pro rated between Seller and Acquirer in a manner equal to the ratio of Acquirer's total sales pounds volume with common customers to the Seller's total sales pounds volume as of the Closing Date hereunder. To that end, Schedule 1.3 shall represent Buyer's and Seller's listing of their respective slip sheet customers and dollar volume of product delivered by each party to their respective customers for the twelve months ending December 31, 1999 from which a pro rata calculation shall be undertaken. Notwithstanding anything to the contrary in this paragraph, the parties acknowledge that any increase in the sales contribution obtained from Coors Brewing Company resulting from any increase in the price charged to Coors Brewing Company shall not be included in the Earn Out Consideration.

For purposes of this transaction, Net Sales shall be defined as Gross Sales less freight charges, taxes, sales discounts, allowances, customer returns, credits and rebates to the extent such items are reasonable and customary and provided in the ordinary course of business. Raw Material shall be defined as all resin and additives inclusive of yield loss on a delivered basis.

The amount of earn out consideration to be paid to Seller shall be equal to the ratio of total aggregate sales contribution from the three business categories set forth above divided by $3,820,000 as a percentage against $5,000,000 ("Earn Out Consideration"). For example purposes only, if the total aggregate sales contribution from the three business categories for twelve month period subsequent to Closing equals $2,500,000, the earn out consideration to be paid to Seller shall be as follows: $2,500,000 divided by $3,820,000 = 65.4%. $5,000,000 times 65.4% = $3,270,000. Attached hereto and made a part hereof is Exhibit H which sets forth the additional detail regarding the mechanism and manner in which the Earn Out will apply.

1.3.1 COVENANTS REGARDING EARN OUT CONSIDERATION. Any Earn Out Consideration earned by Seller, shall be paid to Seller no later than 60 days after the close of the twelve month period subsequent to Closing. The Earn Out Consideration shall be payable in the form of Common Stock in an amount equal to$11 per share. The Common Stock shall be fully paid non-assessable and registered. Seller shall have the ability to audit the financial results of Acquirer upon reasonable notice to Acquirer and at Seller's sole expense.

The base production capacity of Baron's Reidsville NC plant is estimated to be 700,000 pounds per month of slip sheet. It is the intent of the Acquirer to have the option to shut down the Reidsville, NC facility and potentially move the equipment to another facility. Prior to shutting down Reidsville, NC and losing the 700,000 pounds per month production capacity on an interim basis the Acquirer plans to bring on new capacity in Chicago, IL to replace this lost capacity of 700,000 pounds per month. If in the event, the capacity in Reidsville is shut down and the Acquirer is unable to replace the capacity in Chicago or at another location then in such event the Earn Out Period shall be extended in an amount equal to the total number of days necessary to make up for the loss in the base production (the "Extended Days") of Reidsville, NC. The production on the Extended Days shall be added to the production numbers for the twelve month period in which the Earn Out is applicable to determine the Earn Out Consideration to be issued.

The Buyer shall utilize its best efforts and exercise reasonable care to deliver product and balance the needs of all customers, inclusive of the customers to which the Earn-Out Consideration applies, in a timely manner and in accordance with the known specifications of the customer, subject to normal variations within the ordinary course of business. The parties also acknowledge that Buyer must operate its business, and the assets acquired herein, in a commercially reasonable manner in accordance with accepted industry practice and to maximize value for all shareholders of U.S. Plastic Lumber Corp. Therefore, Buyer is not obligated to pursue any business which negatively impacts or poses unjustifiable risks to its overall margins or its operations, even if it would otherwise benefit the Earn Out Consideration being paid to the Shareholders hereunder.

Therefore, to the extent Seller or Shareholders reasonably believe that Buyer, either intentionally or through negligence, acted or failed to act with resulting negative impact on the business categories to which the Earn Out Consideration applies. within the parameters set forth in this Section 1.3.1, Seller and Shareholders may direct a letter to Buyer within 90 days after their receipt of the Earn Out Quarterly Report, as defined below, outlining the alleged conduct or inaction by Buyer and its impact on the Earn-Out Consideration ("Seller's letter"). If the parties are unable to resolve the Seller's claims within 60 days of Seller's letter, an independent mediator shall be appointed, through mutual agreement of the parties, to meet with the parties and/or their representatives in an attempt to resolve issues regarding the Earn-Out Consideration. In the event the parties are unable to mutually agree upon an independent mediator within ten days of the expiration of the 60 day period following the Seller's letter, the parties will each pick one attorney who together will select one independent mediator on behalf of the parties. The parties acknowledge that in connection with any such mediation time is of the essence and agree to exercise their best efforts to complete any mediation within 150 days following Seller's letter. The parties further acknowledge that each party shall bear its own mediation costs and expenses of whatever kind, except that the parties shall equally split the mediator's fee. Seller and Shareholders agree not to invoke the provisions of this paragraph in the absence of a material event or events with a resulting negative impact on sales in the business categories included within the Earn Out Consideration of at least $100,000.

The Buyer shall provide to each Shareholder within 30 days after the close of each fiscal quarter a quarterly report in a format substantially similar to Exhibit J outlining the sales contributions, and its components as defined previously, in the specific business categories falling within the Earn-Out Consideration ("Earn Out Quarterly Report"). In the event the Buyer has actual knowledge of any events during the quarter that might materially impact the ultimate Earn-Out Consideration, Buyer shall utilize reasonable efforts to provide notice of such material adverse event to Shareholders.

In the event the parties cannot resolve Seller's claims regarding Earn-Out Consideration through mediation, either party may commence an arbitration proceeding against the other within 12 months of the expiration of the Earn-Out Period in accordance with the arbitration provisions set forth herein.

If a dispute arises out of or relates to this contract, or the breach thereof, and if said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the Judicial Arbitration Mediation Service (JAMS) before resorting to arbitration. Thereafter any end result controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of JAMS, and judgment upon the award rendered by a single arbitrator may be entered in any court having jurisdiction thereof.

To the extent the subject matter of the arbitration relates to certain shares of USPL stock, pending the outcome of the arbitration USPL shall place in escrow with Blank Rome Comisky & McCauley, as escrow agent, the shares of stock in dispute. The escrow agent shall be entitled to release such shares as directed by the arbitrator in the award, unless the parties agree otherwise in writing.

The arbitration shall be held in Chicago, IL or such other place as may be selected by mutual agreement.

The parties acknowledge that Shareholders shall have the right to enforce any provisions of this Section 1.3.1 and to seek their legal remedies through the mediation and arbitration provisions contained within this Agreement as may be appropriate in the event Buyer breaches or

Shareholders believe that Buyer has breached any of the covenants contained within this Section 1.3.1.

                  1.4. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as set forth on Schedule "1.4." The Seller and Buyer shall each file all required forms (and any amendments thereto) with the Internal Revenue Service on a timely basis and neither the Seller nor Buyer shall take any position on their respective tax returns that is inconsistent with the amount of consideration which is allocated among the Assets as set forth on Schedule "1.4".

                  1.5. CORPORATE Name. The Seller shall transfer its rights to the corporate name "Baron Enterprises, Inc." or any derivative thereof to Buyer as one of the Assets being transferred hereunder.

                  1.6 BULK SALE LAWS. Buyer and Seller agree to waive compliance of any applicable provisions of the Bulk Sales Act. In consideration of such waiver, each party hereto hereby agrees to indemnify the other for any and all cost and expense associated therewith.

         2. CLOSING DATE. For purposes of this Agreement, the closing ("Closing") of the transactions contemplated hereby shall take place on the "Closing Date". The term "Closing Date" shall mean five business days from the date in which all conditions to Closing (other than those requiring the delivery of a certificate or other action at Closing) have been satisfied or waived, or such other date as the parties may agree in writing, but in no event shall it be later than January 30, 2000. The Closing shall take place simultaneously at the offices of Buyer and the General Counsel of Seller, at or about 10:00 a.m., on the Closing Date, or at such other time or place as may be mutually agreed upon by the parties.

         3. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDERS. The Seller and Shareholders, jointly and severally as between the Shareholders only, represent and warrant to Buyer as to all sections of this Article 3 as established below. Notwithstanding anything to the contrary herein, Buyer acknowledges that all representations and warranties made by the Shareholders herein are made to the best of their actual knowledge.

                  3.1. POWER AND AUTHORITY. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly qualified as a foreign corporation in each jurisdiction (such jurisdictions being listed on Schedule "3. 1 ") in which the Seller is required to be so qualified, except where the failure to be so qualified, would not have a material adverse effect on the Assets. Except as stated on Schedule "3.1-2", the Seller has the full power and authority to own, lease and operate the Assets and to carry on its business as and where the business is now conducted, and to execute, deliver and perform this Agreement and all documents, agreements and transactions contemplated hereby. The execution, delivery and performance of all documents, agreements and transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller and Shareholders. Except as stated on Schedule "3.1-2", Shareholders have the full power, authority, and legal capacity to execute, deliver and perform this Agreement and all documents, agreements, and transactions contemplated hereby. This Agreement is the valid and legally binding obligation of the Seller and Shareholders enforceable against the Seller and Shareholders in accordance with its terms, and each document and agreement contemplated by this Agreement, when executed and delivered in accordance with its terms, will be the valid and legally binding obligation of the Seller and Shareholders enforceable against the Seller and Shareholders in accordance with their terms. Except as set forth on Schedule "3.1-3", no consent of, or filing with, any governmental or regulatory authority (federal, state or local) or any other person or entity is required to be obtained by the Seller and/or Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                3.2 TAX MATTERS. Except as stated on Schedule "3.2", the Seller has duly and timely filed all Tax Returns (as hereinafter defined) which the Seller is required to file prior to the date hereof (including Tax Returns for the jurisdictions set forth on Schedule "3.2 "), and has paid all Taxes (as hereinafter defined), deficiencies or other assessments of Taxes owed or claimed to be owed by the Seller which are due and payable prior to the date hereof. There are no deficiencies or other assessments of Taxes owed or claimed to be owed by the Seller. Shareholders know of no unassessed Tax deficiency proposed or threatened or any basis therefor which may occur in the future. There is no dispute or claim concerning any Tax liability of the Seller either (i) claimed or raised by any taxing authority in writing, or (ii) as to which Shareholders have knowledge based on personal contact with any agent of such authority.

No Tax Returns are currently the subject of an audit. Except as stated on Schedule "3.2", no extensions of time on which any Tax Return was or is to be filed by the Seller are in force, and no waiver or agreement by the Seller is in force for the extension of time for the assessment or payment of any Tax. No claim has ever been made by a taxing authority in a jurisdiction where the Seller does not file a Tax Return that it is, or may be, subject to taxation by that jurisdiction. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. All Taxes which are called for by the Tax Returns, or claimed to be owed by a taxing authority from the Seller, and all other Taxes owed or claimed to be owed by the Seller which are due and payable prior to the date hereof, and all Taxes upon or required by the Seller's properties, assets, or income, have properly accrued in accordance with generally accepted accounting principles. For purposes of this Agreement, the term "Tax" and the term "Tax Return" shall mean:

                           (i) "Tax" means any federal, state, local, or foreign
income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                           (ii) "Tax Return" means any return, declaration,
report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

                  3.3. COMPLIANCE WITH LAWS. Except as stated on Schedule "3.3", the Seller has complied in all material respects with all federal, state, county, and local laws, ordinances, rules, regulations, and orders (collectively, "Laws") relating in any respect to its business or operations. A list of all permits and licenses of any governmental or regulatory body (federal, state or local) (collectively the "Permits") held by the Seller is set forth on Schedule "3.3". Except as stated on Schedule "3.3", the Permits are in full force and effect and the Seller has not received any notice of violation with respect to the Permits.

                  3.4. NO BREACH. Except as stated on Schedule "3.4", the execution, delivery and consummation of this Agreement and the transactions herein contemplated (i) do not conflict with any term or provision of the certificate of incorporation or by-laws of the Seller, (ii) do not constitute or will not constitute a violation of or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or do not or will not conflict with, any term or provision of any contract, commitment, indenture, lease or other agreement, arrangement or understanding to which the Seller or Shareholders are a party, (iii) do not constitute a violation of, or conflict with, any judgment or order known to Shareholders, or, any Law, and (iv) do not result in the creation of any lien or other encumbrance on any of the Seller's assets or give to any person or entity any interest in the Seller.

                  3.5. FINANCIAL STATEMENTS. Schedule "3.5" contains the financial statements and notes thereto of the Seller as at and for the years ended December 31, 1998, and 1997, and the interim period as of November 30, 1999 (the "Financial Statements"). The Financial Statements are substantially true and correct, and fairly present the financial position of the Seller as at such dates and the results of its operations and a statement of its cash flow for the periods then ended. Shareholders are not aware of any material modification that should be made to the year-end Financial Statements in order for them to be in conformity with generally accepted accounting principles. Also, as to any interim statement provided herewith, it was prepared in conformity with generally accepted accounting principles, and is based on recorded transactions and management's best estimates and judgments. During the period December 1, 1999 through the Closing Date, the Seller and the Shareholders will not pay off any debt to affiliates, distribute any profits in the form of dividends, bonuses, management fees, or other forms of proceeds, other than in the ordinary course of business.

                3.6. LIABILITIES. Except as disclosed in the Financial Statements or on any other Schedule attached hereto, the Seller has no other liabilities. The Seller and Shareholders acknowledge that the Buyer is not assuming any liabilities set forth on the Balance Sheet except as has been set forth on Schedule 1.2. Seller specifically acknowledges that Buyer shall not assume any liabilities or claims of any kind arising from any relationship between Seller and FCR, Inc., including, but not limited to, equipment, raw material and lease contracts. Moreover, as part of this Agreement, Buyer shall not assume the Coors Brewing Company contract.

                  3.7. LITIGATION AND JUDGMENTS. Except as disclosed on Schedule "3.7", the Seller is not a party to, or threatened with, any claim, litigation, arbitration, proceeding or governmental investigation and the Seller has not received notice of any claim, litigation, arbitration, proceeding or governmental investigation. Additionally, except as disclosed on

Schedule "3.7", there are no judgments, orders, writs, decrees, fines, citations, penalties, injunctions or other legal, administrative or arbitration actions affecting the Seller.

                  3.8. AGREEMENTS. Schedule "3.8" sets forth a list of all material contracts, leases, and agreements (whether written or oral) under which the Seller is bound including, but not limited to, lease agreements (collectively, the "Contracts"). Except as disclosed in Schedule "3.8", each of the Contracts is in full force and effect and enforceable in accordance with its terms and no notice of default, defense, offset, counterclaim termination or acceleration has been given or received by the Seller with respect to any of the Contracts. Seller further represents and warrants that it will terminate all of its contract relationships with FCR, Inc. prior to the Closing Date.

                  3.9. ACCOUNTS RECEIVABLE.

         (a) The accounts receivable are an asset being included in this sale transaction. All accounts receivable of the Company reflected in the Balance Sheet and all accounts receivable of the Company that have arisen since the Balance Sheet Date (except such accounts receivable as have been collected since such dates) are valid and enforceable claims, and the goods and services sold and delivered that gave rise to such accounts were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications, except to the extent of the allowance for doubtful accounts reflected on the Balance Sheet, except as set forth on
Schedule 3.9. SCHEDULE 3.9 contains a true and complete aging of the Company's accounts receivable as of the Balance Sheet Date.

                3.10. TRADE NAME. The Seller has the valid right to use its corporate name as a trade name, without any known conflict with the rights of others. The Seller has not conducted business under any other name.

                3.11. PROPERTY.

                           (i) TANGIBLE PROPERTY. Schedule "3.11-1" sets forth a
list of all interests owned, used by or leased by or to the Seller in machinery, equipment, vehicles and other tangible property (collectively the "Tangible Property"). Except as set forth in Schedule 3.11-1, all Tangible Property being sold hereunder is structurally sound and has no material defects which are known to Seller and are in good operating condition, repair, and are adequate for the uses to which they are being put, ordinary wear and tear excepted.

                           (ii) REAL PROPERTY.

                                    (a) The Seller owns no real property except
as set forth on Schedule "3.11-2". Seller has good and marketable title to any real estate being transferred hereunder and shall convey good and marketable title to any real estate free and clear of any liens, encumbrances, security interests, liabilities, assessments, mortgages or other claims.

                           (iii) SOFTWARE. Schedule "3.11-3" sets forth a list
of all software and/or software rights (including any computer programs) owned by or licensed to the Seller (the "Software"). Software is being transferred "as is, where is".

                  3.12. LIENS.

                           (i) Except as set forth on Schedule "3.12", the
Seller owns outright and has good and absolute legal, equitable and marketable title to all of the Assets, free and clear of any lien, debt, pledge, obligation, liability, charge, encumbrance, security interest, commitment or option (any of the foregoing, an "Encumbrance") of any kind, nature or description, and the Seller has the full power and authority to convey the Assets to Buyer free and clear of any Encumbrance and, upon delivery of and payment for such Assets as herein provided, Buyer will acquire good, valid and marketable title thereto, free and clear of any Encumbrance set forth on
Schedule 3.12. Seller represents and warrants that on or before the Closing Date it will pay off any and all loans, settle any disputes on any claims or other unresolved issues or disputed amounts between itself and FCR, Inc. upon terms and conditions that in no way adversely affects the title to all assets being delivered to Buyer pursuant to this Agreement.

                           (ii) Shareholders own, both of record and
beneficially, 96.53% of the issued and outstanding shares of capital stock of the Seller. There are no outstanding options, warrants or agreements under which the Seller or Shareholders would be obligated to issue or sell any stock of the Seller. The Seller has no subsidiaries (wholly-owned or otherwise).

                  3.13. EMPLOYEES. Schedule "3.13 " is a complete list of the Seller 's employees, their job titles and their current wages and benefits. Except as set forth on Schedule "3.13-1", the Seller is not and has not been a party to any written agreement with any of its employees presently employed by the Seller, there is no employee whose employment is not terminable at will. The Seller has no personnel manual or handbook covering any of its employees, except as disclosed on Schedule "3.13". The Seller has no formal severance pay policy. If Buyer determines to offer employment to any employee of the Seller, the Seller shall immediately provide copies of such employee's employment records. Except as set forth on Schedule "3.13-2", the Seller is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; no unfair labor practice complaint against the Seller is pending before the National Labor Relations Board; there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Seller; no representation question exists respecting the employees of the Seller; no grievance which might have an adverse effect upon the Seller or the conduct of its business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; no collective bargaining agreement is currently being negotiated by the Seller and the Seller has not experienced any material labor difficulty during the last three years. Schedule "3.13-3" sets forth a true and correct list of all loans made by the Seller to employees of the Seller. Prior to the Closing, the Seller shall (i) make no such further loans and (ii) continue to collect such debts in accordance with its current policy.

                3.14. EMPLOYEE BENEFIT PLANS. Schedule "3.14" is a complete list of the Seller's "Employee Benefit Plans" which term as used herein means (i) any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA'), or (ii) any other plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, deferred compensation, pension or profit sharing, retirement, payroll savings, stock option, group insurance, death benefit, fringe benefit arrangement of any nature whatsoever, including those benefiting former employees. On or before the Closing Date, the Seller, if applicable, shall apply to the Internal Revenue Service for a determination letter requesting approval of the termination of its Profit Sharing Plan (the "Plan") and shall fully vest all participants in the Plan and arrange for payment of all amounts held in the Plan for such participants as soon as practicable after receipt of a favorable letter from the IRS approving of the termination. Buyer assumes no responsibility for the Plan's termination or for the payment of any Plan participant's account balances as described in the preceding sentence. With respect to prior plan years and the current plan year of the Seller's Health Plan: (i) the Seller has made on or prior to the date hereof and will have made on or prior to the Closing Date all payments (including, without limitation, contributions, premiums, benefit payments, administrative costs and liabilities) required to be made by it on or prior to the date hereof and the Closing Date, and has accrued (in accordance with generally accepted accounting principles consistently applied) as of the date hereof and will have accrued on or prior to the Closing Date all payments (including, without limitation, contributions, premiums, benefit payments, administrative costs and liabilities) due but not yet payable as of the date hereof and the Closing Date, and (ii) the Seller has operated, currently operates, and will continue to operate such plans in full compliance with the plan documents and all applicable laws,

                  3.15. INSURANCE. Schedule "3.15" sets forth all policies of insurance ("Insurance Policies") held by or on behalf of the Seller specifying the insurer, the policy number (or covering note number with respect to binders), the risks covered, the premium, the deductibles and the amount of coverage provided and describing any pending claim against the Insurance Policies.

Except as set forth in Schedule "3.15", the Seller has not received a notice of cancellation, non-renewal or audit of any such Insurance Policy. Except as set forth in Schedule "3.15", the Shareholders have no knowledge of any failure to pay premiums when due. Such policies are sufficient for compliance with all requirements of law and of all agreements to which either Seller is a party; are valid, outstanding, and enforceable policies; provide adequate insurance coverage for the assets and operations of Seller's business; and with respect to the periods prior to Closing will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

                  3.16. NO BROKER. No broker or similar intermediary has acted for or on behalf of the Seller or Shareholder in connection with the transactions contemplated hereby.

                  3.17. ENVIRONMENTAL MATTERS. Except as disclosed on Schedule "3.17" and to the knowledge of the Seller and Shareholders and only in connection with the time frame the Seller operated on the premises, no hazardous wastes, hazardous substances, hazardous materials, asbestos, infectious wastes, petroleum, petroleum products or pollutants, all as defined by environmental laws existing as of the date of this Agreement (collectively, "Hazardous Waste") or solid waste has been discharged, spilled, released or disposed of by or at the direction of the Seller which would provide a basis for liability for personal damage, property damage, environmental cleanup or natural resources damage, except for such occasional emissions, discharge, spills and releases occurring in and incidental to the regular operation of the business of the Seller, e.g., oil leaks from vehicles which would not cause any significant environmental problems ("Ordinary Emissions"); and no Ordinary Emission is the subject of any threatened or pending claim, assessment, administrative proceeding or penalty. In addition, the Seller has not spilled or discharged or caused to be spilled or discharged any Hazardous Waste on any of the property it has leased in the past or is currently leasing ("Leased Property"), and has only used these properties as administrative and office facilities in the normal course of its business. USPL acknowledges it has the right to conduct a Phase I environmental study on any real estate upon which the Seller's business is currently being operated.

                3.18. FULL DISCLOSURE. The information furnished by or on behalf of the Seller or Shareholders to Buyer in connection with this Agreement and the transactions contemplated hereby does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. There is no fact known to the Shareholders which materially and adversely affects the business, prospects or financial condition of the Seller, which has not been set forth in this Agreement or the Schedules or certificates furnished in connection with the transactions contemplated by this Agreement.

                3.19. PROCEEDS. The proceeds to be received by each Seller in connection with the transactions contemplated by this Agreement are sufficient for, and will be used by, such Seller to meet all of its current financial and administrative requirements, including without limitation, legal expenses and any items set forth in any of the Schedules attached hereto.

         4 . REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Shareholders and the Seller as follows:

                  4.1. AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in each jurisdiction in which the Buyer is required to be so qualified, except where the failure to be so qualified, would not have a material adverse effect on the Assets. Except as stated on Schedule 4.1, the Buyer has the full corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and is the valid and legally binding obligation of, Buyer enforceable in accordance with its terms, and each document contemplated by this Agreement, when executed and delivered in accordance with the provisions hereof, shall be valid and legally binding upon Buyer in accordance with its terms. The execution, delivery and performance of all documents, agreements and transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Buyer and its parent. Except as stated on Schedule "4.1", Buyer has the full power, authority, and legal capacity to execute, deliver and perform this Agreement and all documents, agreements, and transactions contemplated hereby. Except as set forth on Schedule "4. 1 ", no consent of any governmental or regulatory authority (federal, state or local) or any other person or entity is required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  4.2. NO BROKER. No broker or similar intermediary has acted for or on behalf of Buyer in connection with the transactions contemplated hereby.

                  4.3 SECURITIES REPRESENTATION. The parent of Buyer, U.S. Plastic Lumber Corp. ("USPL") is subject to the reporting requirements of
Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and has delivered to Shareholders copies of all reports, registration statements, and other filings filed by USPL with the Securities and Exchange Commission (the "SEC") since December 31, 1998 under the 1934 Act and any filings with the SEC under the Securities Act of 1933, as amended (the "1933 Act"), including, but not limited to, the USPL's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; USPL's 1998 Annual Report to Shareholders; and USPL's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999 (herein collectively called the "SEC Reports"). As of the date of this Agreement, USPL has filed all regular and periodic reports and proxy statements required to be filed by it with the SEC. The SEC Reports taken together in the order filed correctly describe, among other things, the business, operations, and principal properties of USPL and its subsidiaries in accordance with the requirements of the respective applicable report form. As of their respective dates of filing, none of the SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated financial statements included in the SEC Reports were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly present, as of the dates thereof, the results of USPL's and its consolidated subsidiaries' operations and changes in financial position for the periods specified, subject, in the case of the unaudited interim financial statements, to normal year-end audited adjustments and any other adjustments described therein or in the notes and schedules thereto.

                  4.4. FULL DISCLOSURE. To the best of Buyer's knowledge, the information furnished by or on behalf of Buyer to Shareholders or the Seller in connection with this Agreement and the transactions contemplated hereby does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading.

         5. OBLIGATIONS OF THE SELLER AND SHAREHOLDERS FROM THE DATE OF THIS AGREEMENT UNTIL THE CLOSING DATE. From the date hereof until the Closing Date, the Seller will, and the Shareholders will cause the Seller to, as applicable:

                  5.1. Allow, during normal business hours and on reasonable notice to, and pre-approval by, Shareholders, which approval shall not be unreasonably withheld; and provided that the Seller's business is not unreasonably interrupted: (i) the employees, attorneys, accountants, engineers, inspectors and any other representatives of Buyer free and full access to the assets, the books and records of the Seller; and (ii) the employees of Buyer to interview and meet with the employees of the Seller; such contact to be limited to the employees listed in Schedule "5. 1" attached hereto. Shareholders shall fully cooperate with Buyer in the Buyer's review of the business of the Seller.

                  5.2. Use its best efforts to: (i) preserve the Seller's business organizations intact and to conduct its business in the Ordinary Course; (ii) to the extent requested by Buyer, keep available the Seller's present employees; (iii) preserve the present relationships with the Seller's customers and others having business relationships with the Seller, and in connection therewith, Shareholder will allow the Buyer to have access to, and meet with, the Seller's customers and others having business relationships with the Seller; and (iv) perform all obligations under contracts and other agreements.

                  5.3. Use its best efforts to cause all of the conditions precedent to Closing to be satisfied as soon as practicable after the date hereof.

                  5.4. Observe all applicable Laws in the conduct of the Seller's business, duly and timely file all reports, registrations and returns to be filed with any governmental entity, and promptly pay all Taxes, fees and other charges when due and keep full and accurate records of all transactions entered into and conducted.

                  5.5. Promptly, by written notice, keep Buyer fully informed of all material events and occurrences relevant to the Seller's business and operations.

                  5.6. Cooperate fully with Buyer in making application for any necessary approvals, including application for assignments of assignable Contracts and Permits as determined and requested by Buyer.

                  5.7. Hold in confidence and cause the Shareholders' and the Seller's Representatives (as defined below) to hold in confidence all Confidential Information (as defined below) and not disclose the same to any third person without the prior consent of Buyer, except to the Shareholder's and the Seller's Representatives who need such information for the purpose of evaluating the transactions contemplated by this Agreement (such person shall be informed by the Shareholders or the Seller of the confidential nature of the material and shall be subject to all the terms of this Agreement; the Shareholders and the Seller shall be responsible for any breach of such terms by any such Representatives). If this Agreement is terminated or dissolved for any reason, Shareholders and the Seller will promptly return to Buyer all Confidential Information furnished by Buyer and held by Shareholders or the Seller, including all copies and summaries thereof and will not make use of such Confidential Information. As used herein, "Confidential Information" means all information concerning Buyer and its business obtained by Shareholders, the Seller, or their directors, officers, employees, attorneys, agents or other representatives (collectively, "Representatives") from Buyer in connection with the transactions contemplated by this Agreement except information which (i) was available to the public prior to the time of such disclosure, (ii) becomes available to the public through no act or omission of the Shareholders or the Seller or their Representatives, or (iii) has been given to the Shareholders or the Seller prior to such disclosure, or is given to the Shareholders or the Seller thereafter, in either case by a third party not known by the Shareholders or the Seller to be under any obligation of confidentiality to the Buyer with respect thereto. "Confidential Information" includes this Agreement.

                  5.8. Promptly, by written notice, advise Buyer of any information that indicates that any representation or warranty of Buyer contained in this Agreement is not true and correct or that Buyer has breached any of its obligations under this Agreement.

                  5.9. Promptly, by written notice, advise Buyer of any event, condition or circumstance (an "Event") occurring after the date hereof through the Closing Date which causes any of the representations and warranties of the Seller or Shareholders not to be true and correct in all material respects as of the date hereof or as of the date such Event occurred (as if Shareholders and the Seller had made such representation or warranty on the date such Event occurred). Buyer's closing under this Agreement after its receipt of information furnished by the Seller or Shareholders pursuant hereto shall not operate as a waiver of any of Buyer's rights for any misrepresentation or breach of any representation or warranty which is disclosed by such information.

         6. OBLIGATIONS OF BUYER FROM THE DATE OF THIS AGREEMENT. From the date hereof until the Closing Date, Buyer will:

                  6.1. Cooperate fully with Shareholders and the Seller in making application for any necessary approvals, if applicable,

                  6.2. Hold in confidence and cause its Representatives (as defined below) to hold in confidence all Confidential information (as defined below) and not disclose the same to any third person without the prior consent of Shareholders, except to Buyer's Representatives who need such information for the purpose of evaluating the transactions contemplated by this Agreement (such person shall be informed by Buyer of the confidential nature of the material and shall be subject to all the terms of this Agreement; Buyer shall be responsible for any breach of such terms by any of the Buyer's Representatives). If this Agreement is terminated or dissolved for any reason, Buyer will promptly return to Shareholders all Confidential Information furnished by Shareholders or the Seller including all copies and summaries thereof and will not make use of such Confidential Information. As used herein, "Confidential Information" means all information concerning the Seller obtained by Buyer or its directors, officers, employees, attorneys, agents or other representatives (collectively, "Representatives") from Shareholders or the Seller in connection with the transactions contemplated by this Agreement except information which (i) was available to the public prior to the time of such disclosure, (ii) becomes available to the public through no act or omission of Buyer or Buyer's Representatives, or (iii) has been given to Buyer prior to such disclosure, or is given to Buyer thereafter, in either case by a third party not known by Buyer to be under any obligation of confidentiality to the Seller or Shareholders with respect thereto. "Confidential Information" includes this Agreement.

                  6.3. Promptly, by written notice, advise Shareholders and the Seller of any information that indicates that any representation or warranty of Shareholders or the Seller contained in this Agreement is not true and correct or that Shareholders or the Seller has breached any of its obligations under this Agreement.

                  6.4. Promptly, by written notice, advise Shareholders and the Seller of any event, condition or circumstance (an "Event") occurring after the date hereof through the Closing Date which causes any of the representations and warranties of Buyer not to be true and correct in all material respects as of the date hereof or as of the date such Event occurred (as if Buyer had made such representation or warranty on the date such Event occurred). The Seller's and Shareholders' closing under this Agreement after their receipt of information furnished by Buyer pursuant hereto shall not operate as a waiver of any of the Seller 's or Shareholders' rights for any misrepresentation or breach of any representation or warranty which is disclosed by such information.

        7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to be performed by it at the Closing are subject to the satisfaction, at or prior to the Closing of each of the following conditions, each of which may be waived in whole or part by Buyer:

                  7.1. The representations and warranties made by the Seller and Shareholders in Sections 3.1, 3.11 and 3.12 of this Agreement, to the extent made, shall each be true and correct in all material respects on the Closing Date with the same force and effect as though they had been made on the Closing Date (the truth and correctness of the remaining representations and warranties in Section 3 of this Agreement on the Closing Date with the same force and effect as if made on the Closing Date not being conditions precedent to the obligations of Buyer to be performed at Closing), and Shareholders and the Seller shall have performed in all material respects their obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date, as the case may be.

                  7.2. Buyer shall have received a certificate, dated the Closing Date, from the Seller and Shareholders certifying to the fulfillment of the conditions set forth in Section 7. 1.

                  7.3 Buyer shall have received the opinion of counsel to the Seller and Shareholders, dated the Closing Date and addressed to Buyer substantially in the form of Exhibit "E" attached hereto.

                  7.4 At least three days prior to Closing, the Seller shall deliver to Buyer Uniform Commercial Code certified searches and searches with respect to the Seller for liens, encumbrances, judgments and federal tax liens in Colorado and North Carolina (collectively, "Searches"), all such Searches to be dated no earlier than ten business days prior to the Closing Date and attached hereto as Exhibit B. Buyer shall remit directly to Seller's counsel all such costs associated with the generation and transmission of such searches.

                  7.5. On the Closing Date, the Seller shall have delivered to Buyer the following:

                  (i) documents and instruments of transfer for the Assets substantially in the forms attached as Exhibit "F" including, without limitation, bills of sale for tangible property, transfers of certificates of title for all Assets where applicable, all keys for vehicles and the Real Property, and, to the extent assignable by the Seller, assignments of Contracts and Permits; (ii) to the extent available, the original invoices, if available, together with the manufacturer's or dealer's guarantees and/or warranties covering the Assets; (iii) to the extent available, copies or originals of all files, papers, books and records, Permits, applications, correspondence and other documents relative to the Assets (including a full customer list); (iv) a certificate, dated no earlier than ten business days prior to the Closing Date, from the Colorado and North Carolina Secretary of State that the Seller is in good standing and a certificate also dated no earlier than ten business days prior to the Closing Date from the Colorado and North Carolina Department of Revenue showing there are no liens for corporate taxes against the Seller; (v) a certificate, dated no earlier than ten business days prior to the Closing Date, from the State of Colorado and North Carolina that the Seller is in good standing and a certificate from the Colorado and North Carolina Department of Revenue showing that there are no liens or claims for taxes against the Seller; (vi) termination statements terminating the liens or pay-off letters with respect to the liens set forth on Schedule "7.5"; (vii) copies of the Board of Directors' unanimous written consents authorizing the execution, delivery and performance of this Agreement with the Seller, and if obtainable prior to Closing, unanimous written consent of all Shareholders; and
(vii) receipts acknowledging Buyer's payment to the Seller of the Purchase
Price.

                  7.6. There shall not be any governmental suit or proceeding pending before any court or other governmental agency in which the government seeks to prevent the consummation of this Agreement or the transactions contemplated hereby. There shall not be any order or judgment issued by any court of competent jurisdiction or other governmental agency which prohibits the consummation of this Agreement or the transactions contemplated hereby.

                  7.7. Shareholders and the Seller shall have executed the Stock Sale Restriction Agreement, Non-Compete Agreements, all instruments necessary to transfer title to all assets, and any and all other documents as may be required under this Agreement.

                  7.8. Buyer shall have received a certificate, dated the Closing Date, from the Secretary of Seller certifying to the minutes of the meetings of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller and the transactions contemplated hereby in the form of Exhibit I attached hereto.

                  7.9 Buyer's review of the representations and warranties contained herein and the Schedules which are a part of this Agreement and a determination that the information contained in the representations and warranties and the Schedules is substantially true and correct in all material respects determined as of the date of this Agreement.

                  7.10 Seller shall provide Buyer with evidence of release of all liens and encumbrances of any kind, other than those disclosed on Schedule 3.12, on all assets being purchased pursuant to this Agreement, including but not limited to equipment with liens from FCR, Inc., upon terms and conditions that in no way adversely affects the title to all assets being delivered to Buyer pursuant to this Agreement.

                  7.11 Seller shall pay off any and all loans, settle any disputes on any claims or other unresolved issues or disputed amounts between itself and FCR, Inc. upon terms and conditions that adversely affects the title to all assets being delivered to Buyer pursuant to this Agreement. Buyer must also accept any timing issues associated with the resolution of the FCR, Inc. issues as described throughout this Agreement.

                  7.12 Shareholders shall execute a Stock Escrow Agreement in the form attached hereto as Exhibit D.

        8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER AND SHAREHOLDERS TO EFFECT THE CLOSING. The obligations of the Seller and Shareholders to be performed by them at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions, each of which may be waived in whole or in part by the Seller and Shareholders:

                  8.1. The agreements, representations and warranties made by Buyer in Section 4.1 of this Agreement shall each be true and correct in all material respects on the Closing Date with the same force and effect as though they had been made on the Closing Date, and Buyer shall have performed all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, as the case may be.

                  8.2. Shareholders and the Seller shall have received a certificate, dated the Closing Date, from the Buyer certifying to the fulfillment of the conditions specified in Section 8.1 in the form attached as
Exhibit I hereto.

                  8.3. Shareholders and the Seller shall have received a certificate, dated the Closing Date, from the Secretary of Buyer certifying to the minutes of the meetings of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and the transactions contemplated hereby.

                  8.4. Buyer shall have executed any and all other documents as may be required under this Agreement.

                  8.5. There shall not be in effect any order issued by a court of competent jurisdiction which restricts the payment of the Purchase Price to the Seller or the distribution of the Purchase Price by the Seller.

                  8.6 CIT shall release a Certificate of Deposit of Joseph Schuchert in the amount of $1,300,000 upon terms and conditions that are acceptable to Acquirer and Joseph Schuchert.

                  8.7 Seller shall pay off any and all loans, settle any disputes on any claims or other unresolved issues or disputed amounts between itself and FCR, Inc. upon terms and conditions that in no way adversely affects the title to all assets being delivered to Buyer pursuant to this Agreement. Buyer must also accept any timing issues associated with the resolution of the FCR, Inc. issues as described throughout this Agreement.

         9. TERMINATION AND EFFECT OF TERMINATION.

                  9.1. Termination. This Agreement may be terminated:

                           (i) at any time on or prior to the Closing Date, by
the mutual consent in writing of the parties hereto;

                           (ii) at any time on or prior to the Closing Date, by
either Buyer, or Shareholders and the Seller, as the case may be, if the other party has breached, in any material respect, any representation or warranty contained in Sections 3.1, 3.11 or 3.12 (as to Shareholders and the Seller), or any representation or warranty in Section 4.1 (as to Buyer), or any covenant or undertaking contained herein, and any such breach has not been cured by the close of business on the 10th day after the date on which notice of such breach is given to the party committing such breach, unless the party in breach has notified the other party, in writing, that the breach cannot be cured within the ten day period and the party in breach is diligently and in good faith working to cure the breach, in which case the cure period may be extended by the breaching party as necessary to cure the breach;

                           (iii) by Buyer at any time after the date on which
the Seller shall no longer be in operation as an on-going business or if Seller files a petition in bankruptcy.

                           (iv) by either party in the event, in the sole
discretion of the respective parties, the party determines during its due diligence that the transaction is not acceptable to it.

                  9.2. EFFECT OF TERMINATION.

                           (i) Upon termination of this Agreement as provided in
Section 9. 1 (i), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

                           (ii) In the event of termination of this Agreement as
provided in Section 9.1 (ii) or (iii) hereof, such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other person under the terms of this Agreement or otherwise.

         10. DAMAGE TO TANGIBLE PROPERTY. If, between the date of this Agreement and the Closing Date, any of the Seller's assets are damaged, the transactions contemplated by this Agreement shall proceed, provided that, at Buyer's option either (A) the amount of Cash being issued hereunder shall be decreased by the fair market value of the affected Property (herein, the "Affected Property") or
(B) the proceeds from the Insurance Policies (together with a reimbursement to Buyer of the amount of any deductible thereon), shall be assigned and/or paid to Buyer. Buyer shall have the right to participate in the negotiation and settlement of any insurance claim or condemnation award, as the case may be. If the parties are unable in good faith to agree upon the fair market value of the Affected Property, the Closing Date shall be extended to the fifth business day after the date the appraisal procedure set forth in this Section

10 shall be completed. Within 10 days after such damage or condemnation, the parties shall attempt to agree upon the selection of a disinterested independent qualified appraiser to determine the fair market value of the Affected Property. If the parties are able to agree upon an appraiser, such appraiser shall be instructed to furnish a written appraisal within 30 days of its or his selection. If the parties are unable to agree upon the selection of an appraiser within such 10-day period, the Shareholders and Buyer shall, within five days thereafter, each select an appraiser to determine the fair market value of the Affected Property. Each appraiser so selected shall furnish the parties with a written appraisal within 30 days of its or his selection. If the two appraisals are within 10% of each other, the fair market value of the Affected Property shall be the average of the two appraisals. If the two appraisals are not within 10% of each other, the appraisers shall, within 10 days after the issuance of their respective reports, select a third appraiser to determine the fair market value of the Affected Property. The third appraiser shall issue a written appraisal within 30 days of its or his selection. The third appraisal shall be averaged with the other two and the appraisal furthest from the average of all three appraisals shall be disregarded. The average of the remaining two appraisals shall be the fair market value of the Affected Property. The Seller and Buyer shall each pay 50% of the total cost of the appraisal(s). The determination of the fair market value of the Affected Property pursuant to the appraisal procedure set forth in this Section 10 shall be final, conclusive and binding upon the parties, absent a showing of fraud. If, subsequent to the Closing Date, all or a portion of the Affected Property that is the subject of a pending condemnation procedure is not ultimately taken, the fair market value of such Property shall promptly upon settlement or final resolution of such proceeding, be paid to the Seller.

         11. ARBITRATION. In any dispute arising out of this Agreement or the transaction contemplated herein, the parties agree that all such disputes, except as may otherwise be specifically provided for in Section 1.3 in Section
1.3 relative to mediating any disputes regarding Earn Out Consideration, shall be resolved through binding arbitration pursuant to the terms set forth in
Section 1.3. In any arbitration matter between the parties arising out of or relating to this Agreement, the costs of investigation, interest, and reasonable attorney's fees shall be paid as ordered by the arbitrator.

         12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date for a period of 13 months from the Closing Date. Any action or claim brought against any party based upon an alleged breach of any representation or warranty herein must be brought within 18 months from the Closing Date.

         13. INDEMNIFICATION.

                  13.1. INDEMNIFICATION.

                           (i) The Seller and the Shareholders, jointly and
severally as between the Shareholders only, covenant and agree to defend, indemnify and hold harmless Buyer from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty, to the extent made by the Seller or any Shareholder in this Agreement or in any writing delivered pursuant to this Agreement or at the closing [unless and except that such inaccuracy or breach is a direct result of changes made by the Buyer in accounting methods or estimates utilized in financial reporting of the Seller];
(ii) the failure of the Seller or any Shareholder to perform or observe fully any covenant, agreement or provision to be performed by the Seller or such Shareholder pursuant to this Agreement or any of the Related Agreements required to be executed pursuant to the terms of this Agreement and not otherwise waived by Buyer; (iii) any claims arising out of any relationships between Seller and FCR, Inc.; or (iv) any claims made by minority shareholders of Seller regarding this transaction.

                           (ii) Buyer covenants and agrees to defend, indemnify
and hold harmless the Shareholders from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure by Buyer to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; or (iii) any claims arising from Coors Brewing Company resulting from Buyer's failure to assume that contract as part of this Agreement.

                  13.2. THIRD PARTY CLAIMS.

                           (i) If any party entitled to be indemnified pursuant
to Section 13.1 (an "INDEMNIFIED PARTY") receives notice of the assertion by any third party of any claim or of the commencement by any such third person of any Action (any such claim or Action being referred to herein as an "INDEMNIFABLE CLAIM") with respect to which another party hereto (an "INDEMNIFYING PARTY") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "CLAIM NOTICE") of the Indemnifiable Claim; PROVIDED, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure.

                           (ii) The Indemnifying Party shall have thirty (30)
days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, PROVIDED, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party Shareholder consent. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

                           (iii) If the Indemnifying Party does not notify the
Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion;

PROVIDED, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

                           (iv) Anything contained in this Section 13.2 to the
contrary notwithstanding, the Seller and the Shareholders shall not be entitled to assume the defense for any Indemnifiable Claim (and shall be liable for the reasonable fees and expenses incurred by the Indemnified Party in defending such claim) if the Indemnifiable Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Buyer or the Seller which Buyer determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successfully, would adversely affect the business, properties or prospects of the Seller.

         13.3. INDEMNIFICATION NON-EXCLUSIVE. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.

         13.4. SET-OFF. Notwithstanding any provision of this Agreement or of any other agreement, instrument or undertaking, it is understood and agreed that Buyer shall have the right to set-off the amount of any indemnity under Sections
13.1 or 13.2 hereof to the extent the Seller or any of the Shareholders shall be liable therefor against any sums of money or any shares of the Buyer at any time payable or deliverable to the Shareholders, including any earn out shares due Shareholders pursuant to the terms of the Stock Escrow Agreement. Buyer's rights under this paragraph are not unilateral. To invoke the provisions of this paragraph, Buyer must initiate an arbitration proceeding seeking a determination of Seller or Shareholders indemnity liability hereunder. The remedies provided in this Article shall be cumulative and shall not preclude the assertion by any party of any other rights or the seeking of any other remedies by it against any other party. The remedies hereunder shall survive the Closing of this transaction.

         14. EXPENSES. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated, each party shall pay its or their own expenses incident to preparing for, entering into and carrying into effect this Agreement and the transactions contemplated hereby.

         15. FURTHER ASSURANCES AFTER THE CLOSING DATE. At any time and from time to time after the Closing Date, at Buyer's request and without further consideration, Shareholders and the Seller will promptly execute and deliver all such further documents or perform such acts as Buyer may reasonably request in order to more fully consummate the transactions contemplated herein. After the Closing Date, Shareholders and the Seller shall promptly deliver to Buyer all notices, correspondence and other items relating to the Assets which are from time to time received by it or are in its possession. Buyer shall retain any documents and records delivered to it by Shareholders or the Seller for all periods required by any Laws.

        16. MISCELLANEOUS.

                  16.1. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either delivered personally or mailed, certified, registered or express mail, or courier service, postage prepaid, and shall be deemed given when so delivered personally or if by certified or registered mail, four days after the date of mailing or if express mailed or sent by courier service, two days after the date of mailing or sending, as follows:

                  (i)      If to Shareholder and/or the Seller, to:
                           Joseph Schuchert
                           c/o Eaglestone Capital Services, Inc.
                           400 Oceangate
                           Suite 1125
                           Long Beach, CA  90802
                           Telecopy: 562-590-6382

                  (ii)     If to Buyer, to:
                           U.S. Plastic Lumber Corp.
                           2300 W. Glades Rd. Suite 440W
                           Boca Raton, FL 33431
                           Attn: Bruce C. Rosetto, Vice President
                           and General Counsel
                           Telecopy: 561-394-5335

or to such other address as any party may designate to the others by notice as set forth above.

                  16.2. ENTIRE AGREEMENT. This Agreement (including the menu of Exhibits and Schedules hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                  16.3. WAIVERS AND AMENDMENTS. This Agreement may be amended or modified only by a written instrument signed by all the parties. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right hereunder, or any single or partial exercise of any right hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder.

                  16.4. BINDING AGREEMENT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties hereto and their respective legal representatives, successors and assigns.

                  16.5. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made, delivered and to be performed entirely therein.

                  16.6. ASSIGNMENT. This Agreement may not be assigned by any party, except with the written consent of the other party hereto provided that, at Closing, Buyer may, without the consent of Shareholders or the Company, assign some or all its rights to a subsidiary or subsidiaries or an affiliate or affiliates. Any such assignment shall not relieve Buyer of any obligations under this Agreement. Nothing in this Agreement is intended to confer upon any person or entity, other than the parties hereto and their legal representatives, successors and permitted assigns, any rights under this Agreement.

                  16.7. VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

                  16.8. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Except for the binding arbitration process described in Section 1.3.1, any action arising out of this Agreement or the transactions contemplated hereby may be instituted in any state or federal court located in the State of Delaware and each party waives any objection which such party may have to the laying of the venue of any such action, and irrevocably submits to the jurisdiction of any such court in any such action.

                  16.9. INTERPRETATION. Notwithstanding any right of Buyer to investigate fully the affairs of Shareholders and the Seller (and vice versa) and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation (and vice versa), Buyer and Shareholders and the Seller have the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement.

                  16.10. SEVERABILITY. If any provision of this Agreement is construed to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect, unless the absence of the invalid, illegal or unenforceable provision or provisions materially reduces the value to be given or received by any party at the Closing or materially alters the obligations and liabilities of any party after the Closing. To the extent permitted by law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable.

                  16.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  16.12. EXHIBITS AND SCHEDULES. The Exhibits and Schedules to this Agreement are part of this Agreement as if set forth in full herein, and any information disclosed on any Schedule shall be deemed to have been disclosed on all applicable Schedules,

                  16.13. HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ATTEST:                                     BUYER:



                                            /s/ Bruce C. Rosetto
                                            ------------------------------------
                                            Bruce C. Rosetto, Vice  President
                                            And General Counsel



                                             SELLER:



                                            /s/ Larry Umstadter
                                            ------------------------------------
                                            Larry Umstadter, President



                                            SHAREHOLDERS:
                                            Baron Holdings, Inc.



                                            /s/ Joseph Schuchert
                                            ------------------------------------
                                            Joseph Schuchert, President



                                            /s/ Joseph Schuchert
                                            ------------------------------------
                                            Joseph Schuchert

                                LIST OF EXHIBITS



EXHIBIT           DESCRIPTION
-------           -----------
A                 List of Shareholders
B                 UCC/Tax Searches
C                 Non-Compete Agreement for Joseph Schuchert, Baron Holdings,
                    Inc. and Baron Enterprises, Inc.
D                 Stock Escrow Agreement
E                 Opinion of Counsel of Seller/Shareholder
F                 Stock Sale Restriction Agreement of each Shareholder
G                 Instruments for Transfer of Assets/Bill of Sale
H                 Earn Out Schedule
I                 Certificates of Buyer and Seller
J                 Earn Out Quarterly Report form

TAB      SCHEDULE          DESCRIPTION
---      --------          -----------
1        1.1               List of Assets
2        1.2               List of Assumption of Liabilities and Debts
3        1.3               1999 Slip Sheet Sales Analysis
4        3.1               Organization and Good Standing
5        3.1-2             Limits on Authority
6        3.1-3             Consents
7        3.2               Tax Matters
8        3.3               Compliance; Permits
9        3.4               No Breach
10       3.5               Financial Statements
11       3.7               Litigation and Judgments
12       3.8               Contracts
13       3.9               Accounts Receivable
14       3.11              Tangible Property
15       3.11-2            Real Property
16       3.11-3            Software
17       3.12              Liens
18       3.13              List of Employees
19       3.13-1            Employment Agreements
20       3.13-2            Employment Compliance Matters
21       3.13-3            Loans made to Company Employees
22       3.14              Employee Benefit Plans
23       3.15              Insurance Policies
24       3.17              Environmental Matters
25       4.1               Consents of Buyer
26       5.1               Certain Employees
27       7.5               Liens to be Terminated

                                    EXHIBIT A
                 List of Shareholders of Baron Enterprises, Inc.



Baron Holdings, Inc.                                 80.12%
Joseph Schuchert                                     16.41%
Bain & Company, Inc.                                  3.37%
April Morris                                           .10%